     Exhibit 10.38

FIRST AMENDMENT TO THE SELLER WARRANT AGREEMENT

     THIS FIRST AMENDMENT TO THE SELLER WARRANT AGREEMENT (the “Amendment”) is made effective as of December 16, 2004, between Alion Science and Technology Corporation, a Delaware corporation (the “Company”), and Illinois Institute of Technology, an Illinois not-for-profit corporation (“IIT”).

     WHEREAS, the Company, IIT Research Institute, an Illinois not-for-profit corporation affiliated with and controlled by IIT (“IITRI”), and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”) entered into that certain Seller Warrant Agreement dated as of the 20th day of December 2002 (the “Seller Warrant Agreement”), pursuant to which the Company issued to IITRI warrants to purchase One Million Eighty Thousand Four Hundred Thirty-Six and Eight-Tenths (1,080,436.8) shares of the Company’s $0.01 par value per share common stock (“Common Stock”);

     WHEREAS, as of July 1, 2004, IITRI transferred to IIT all its rights and interests in the Seller Warrant Agreement;

     WHEREAS, the Company and IIT desire to amend Sections 3(l)(v) and 16(e) of the Seller Warrant Agreement;

     WHEREAS, the Trust is a party to the Seller Warrant Agreement only for the purposes of Sections 6, 7, 15 and 17 through 25 of the Seller Warrant Agreement, and pursuant to Section 18 of the Seller Warrant Agreement, Sections 3(l)(v) and 16(e) may be amended by the mutual written agreement of the Company and IIT, without the need to obtain the Trust’s consent; and

     WHEREAS, the Company and IIT desire to amend the Seller Warrant Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

     1. Amendments to the Seller Warrant Agreement.

          (a) Section 3(l)(v) of the Seller Warrant Agreement is hereby amended by deleting the entire text of Section 3(l)(v) and substituting in lieu thereof:

“interests or rights designated as phantom stock issued or granted by the Company to employees, consultants, officers or directors of the Company or any of its Subsidiaries in accordance with a phantom stock plan to be adopted by the Company’s board of directors after the Effective Date, except for such amount of phantom stock that, at the time of issuance or grant, would cause the aggregate

First Amendment to the Seller Warrant Agreement

number of shares of phantom stock then outstanding (excluding any shares of phantom stock that have (x) expired, terminated unexercised or become unexercisable, or (y) been forfeited or otherwise terminated, surrendered or cancelled) to be in excess of 225,000 shares of phantom stock.”

          (b) Section 16(e) of the Seller Warrant Agreement is hereby amended by deleting the entire text of Section 16(e) and substituting in lieu thereof:

“The Company will not issue shares of phantom stock that cause the number of shares of outstanding phantom stock (excluding any shares of phantom stock that have expired, terminated unexercised, or become unexercisable, or that have been forfeited or otherwise terminated, surrendered or cancelled), at the time of issuance, to be in excess of 225,000 shares of phantom stock.”

     2. Waiver. IIT hereby irrevocably waives (i) any and all breaches by the Company of the Company’s covenants set forth in Section 16(e) of the Seller Warrant Agreement, and (ii) any and all adjustments to the Exercise Price (as defined in the Seller Warrant Agreement), in each case based upon or arising out of the issuance by the Company of shares of phantom stock on or before the effective date of this Amendment, and hereby fully and forever, effective as of the effective date of this Amendment, releases, discharges and acquits the Company from any and all claims, demands, causes of action, and/or damages, which IIT may now or hereafter have or claim to have against the Company, based in whole or in part upon, or which may arise from the issuance by the Company of shares of phantom stock on or before the effective date of this Amendment.

     3. Remainder of the Seller Warrant Agreement Not Affected. Except as set forth in Section 1 hereof, the terms and provisions of the Seller Warrant Agreement remain in full force and effect without change, amendment, waiver or modification.

     4. Ratification. As modified hereby, the Seller Warrant Agreement and its terms and provisions are hereby ratified for all purposes and in all respects.

     5. Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     6. References. From and after the date provided above, all references to the Seller Warrant Agreement shall be deemed to be references to the Seller Warrant Agreement as modified hereby.

     7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

     8. Conflict. In the event of any conflict between the terms of this Amendment and the Seller Warrant Agreement, the terms of this Amendment shall govern.

[Signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its officers thereunto duly authorized as of the date hereof.

Alion Science and Technology Corporation	Illinois Institute of Technology

By: /s/ Bahman Atefi	By:/s/ Lew Collens
Name: Bahman Atefi	Name: Lew Collens
Title: Chief Executive Officer	Title: President